Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER EARNINGS FROM CONTINUING OPERATIONS OF $0.16 PER SHARE AND ADJUSTED EARNINGS FROM CONTINUING OPERATIONS OF $0.35 PER SHARE

Irving, TX - January 7, 2019 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2018. For the three months ended November 30, 2018, earnings from continuing operations were $19.4 million, or $0.16 per diluted share, on net sales of $1.3 billion, compared to earnings from continuing operations of $31.9 million, or $0.27 per diluted share, on net sales of $1.1 billion for the three months ended November 30, 2017.

First quarter results include net after tax expenses of $22.1 million related to certain non-operational costs. Excluding these expenses, adjusted earnings from continuing operations were $41.5 million, or $0.35 per diluted share, as detailed in the non-GAAP reconciliation on page 12, compared to adjusted earnings from continuing operations of $36.2 million, or $0.31 per diluted share, for the three months ended November 30, 2017.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "Results for the first quarter were strong even though we experienced historically wet weather in the U.S. which reduced shipments. In Poland, we completed a major rolling mill overhaul while also delivering record levels of seasonally adjusted profits from this operation. The highlight of the quarter, however, was the closing of the acquisition of certain rebar assets from Gerdau which occurred on November 5th. Excluding $4.1 million of intercompany elimination charges, these assets contributed approximately $12.5 million of operating income in the first partial month of ownership. The integration of these assets purchased from Gerdau has gone very well thus far, allowing us to gain confidence in the accretive nature and operating synergy potential of these assets."

The Company's liquidity position at November 30, 2018 remained strong with cash and cash equivalents of $52.4 million and availability under the Company's credit and accounts receivable sales facilities of $626.8 million.

On January 2, 2019, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on January 15, 2019. The dividend will be paid on January 30, 2019.

(CMC First Quarter Fiscal 2019 - Page 2)

Business Segments - Fiscal First Quarter 2019 Review
Our Americas Recycling segment recorded adjusted EBITDA of $15.4 million for the first quarter of fiscal 2019, compared to adjusted EBITDA of $15.0 million for the first quarter of fiscal 2018. Adjusted EBITDA was relatively flat compared to the same period of the prior year as volumes remained strong and margins remained relatively consistent.

Our Americas Mills segment recorded adjusted EBITDA of $113.9 million for the first quarter of fiscal 2019, an increase of 106% compared to adjusted EBITDA of $55.2 million for the first quarter of fiscal 2018. The first quarter results of fiscal 2019 include adjusted EBITDA of $11.6 million for the partial one month results of the acquired mills on shipments of 114 thousand tons. In addition to the impact of the acquired mills, the increase in shipment volume in comparison to the first quarter of fiscal 2018 was due to incremental shipments from our new micro mill in Durant, OK. Demand from U.S. construction remains strong, however, it was impacted by weather in the current quarter as some of our markets had the most rainfall ever recorded during our first quarter, which delayed construction projects. As a result of the strong global demand for rebar, metal margins have increased by $80 per ton from the same period of the prior year and are currently the highest that we have experienced since the Great Financial Crisis. Inflationary pressures on the cost of alloys and electrodes and some extended maintenance outages resulted in an increase in manufacturing costs of approximately 13% per ton as compared to the first quarter of fiscal 2018.

Our Americas Fabrication segment recorded an adjusted EBITDA loss of $37.0 million for the first quarter of fiscal 2019, compared to adjusted EBITDA of $2.0 million for the first quarter of fiscal 2018. The first quarter results of fiscal 2019 include an adjusted EBITDA loss of $8.0 million for the partial one month results related to the acquired fabrication operations on shipments of 52 thousand tons. The adjusted EBITDA loss does not include the benefit of a purchase accounting adjustment of $11.3 million related to the unfavorable contract backlog that we assumed in the acquisition. Including this adjustment, the operating income of the acquired fabrication assets was $3.0 million for the partial period of ownership. Average selling prices rose 12% compared to the first quarter of fiscal 2018, significantly outpaced by steel input costs, which increased by 28%, causing continued margin pressure in this segment. In addition, labor costs have also increased, which contributed to the margin compression. Rebar fabrication bidding activity remains strong and selling prices for contracted work during the quarter increased approximately 40% compared to the first quarter of fiscal 2018.

Our International Mill segment in Poland recorded adjusted EBITDA of $32.8 million for the first quarter of fiscal 2019, compared to adjusted EBITDA of $30.9 million for the first quarter of fiscal 2018. Margins continue to be very good, supported by strong demand for construction steel. The strong results were achieved despite one of the rolling mills having a significant planned overhaul, which was completed during the first quarter of fiscal 2019.

Our Corporate and Other segment recorded an adjusted EBITDA loss of $59.6 million for the first quarter of fiscal 2019 compared to an adjusted EBITDA loss of $23.9 million for the first quarter of fiscal 2018. Included in the

(CMC First Quarter Fiscal 2019 - Page 3)

current quarter loss was $28.0 million related to acquisition costs and other legal expenses and $9.7 million related to an elimination of profit in inventory on shipments between the segments. This $9.7 million includes $4.1 million related to rebar shipments from the mill segment to the newly acquired fabrication locations and $5.6 million related to our legacy fabrication operations, as extraordinarily wet weather during the first quarter of fiscal 2019 has led to a temporary increase in inventory levels.

Outlook
"We remain optimistic about the demand outlook in our key markets. Our second quarter of fiscal 2019 will include normal seasonality, which will reduce shipment rates at our facilities; however we expect the quarter to be strong in comparison to historical second quarter results, due to the contribution from our strategic growth initiatives," said Ms. Smith. "We expect to see continued growth from our investment in the new Durant, OK micro mill, as well as growth from the ongoing integration of the newly acquired rebar assets. We are confident that these will position us well to serve our customers in this period of strong demand and deliver enhanced returns to our shareholders."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter fiscal 2019 conference call today, Monday, January 7, 2019, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Mary Lindsey, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes eight electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, renewing the credit facilities of our Polish subsidiary, the reinvestment of undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, our new Oklahoma micro mill, estimated contractual obligations, the effects of the acquisition of

(CMC First Quarter Fiscal 2019 - Page 4)

substantially all of the U.S. rebar fabrication facilities and the steel mini-mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee previously owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “Acquired Businesses”), and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, Risk Factors, of the 2018 Form 10-K as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; failure to retain key management and employees of the Acquired Businesses; issues or delays in the successful integration of the Acquired Businesses’ operations with those of the Company, including the inability to substantially increase utilization of the Acquired Businesses’ steel mini mills, and incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the Acquired Businesses to the information technology systems of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the Acquired Businesses; unfavorable reaction to the acquisition of the Acquired Businesses by customers, competitors, suppliers and employees; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including political uncertainties and military conflicts; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a

(CMC First Quarter Fiscal 2019 - Page 5)

lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; ability to realize the anticipated benefits of our investment in our new micro mill in Durant, Oklahoma; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; impacts of the Tax Cuts and Jobs Act ("TCJA"); and increased costs related to health care reform legislation.

(CMC First Quarter Fiscal 2019 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended
(in thousands, except per ton amounts)	11/30/2018	8/31/2018	5/31/2018	2/28/2018	11/30/2017
Americas Recycling
Net Sales	$302,009	361,363	364,098	320,627	319,341
Adjusted EBITDA	$15,434	16,996	19,477	17,216	15,005
Short tons shipped
Ferrous	579	644	642	560	589
Nonferrous	63	69	65	63	66
Total short tons shipped	642	713	707	623	655
Average selling price (per short ton)
Ferrous	$273	298	314	285	257
Nonferrous	$1,982	2,155	2,252	2,345	2,208

Americas Mills
Net Sales	$601,853	604,435	553,063	425,887	413,518
Adjusted EBITDA	$113,873	106,830	89,590	50,219	55,166
Short tons shipped
Rebar	530	482	503	405	405
Merchant & Other	317	359	308	279	272
Total Short Tons Shipped	847	841	811	684	677
Average price (per short ton)
Total selling price	$682	674	632	571	550
Cost of ferrous scrap utilized	$307	326	329	288	256
Metal margin	$375	348	303	283	294

Americas Fabrication
Net Sales	$437,111	403,889	378,241	312,973	332,779
Adjusted EBITDA	$(36,996)	(24,607)	(8,208)	(8,611)	2,032
Total short tons shipped	319	307	302	241	264
Total selling price (per short ton)	$868	843	777	799	778

International Mill
Net Sales	$227,024	253,058	201,737	211,765	220,478
Adjusted EBITDA	$32,779	36,654	31,987	32,135	30,944
Short tons shipped
Rebar	80	145	79	95	140
Merchant & Other	312	289	241	251	260
Total short tons shipped	392	434	320	346	400
Average price (per short ton)
Total selling price	$547	555	599	578	517
Cost of ferrous scrap utilized	$295	305	329	324	296
Metal margin	$252	250	270	254	221

(CMC First Quarter Fiscal 2019 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended
Net sales	11/30/2018	8/31/2018	5/31/2018	2/28/2018	11/30/2017
Americas Recycling	$302,009	$361,363	$364,098	$320,627	$319,341
Americas Mills	601,853	604,435	553,063	425,887	413,518
Americas Fabrication	437,111	403,889	378,241	312,973	332,779
International Mill	227,024	253,058	201,737	211,765	220,478
Corporate and Other	(290,655)	(314,307)	(292,655)	(216,984)	(209,583)
Total Net Sales	$1,277,342	$1,308,438	$1,204,484	$1,054,268	$1,076,533

Adjusted EBITDA from continuing operations
Americas Recycling	$15,434	$16,996	$19,477	$17,216	$15,005
Americas Mills	113,873	106,830	89,590	50,219	55,166
Americas Fabrication	(36,996)	(24,607)	(8,208)	(8,611)	2,032
International Mill	32,779	36,654	31,987	32,135	30,944
Corporate and Other	(59,554)	(28,827)	(31,814)	(26,083)	(23,880)

(CMC First Quarter Fiscal 2019 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share data)	2018	2017
Net sales	$1,277,342	$1,076,533
Costs and expenses:
Cost of goods sold	1,118,433	933,515
Selling, general and administrative expenses	117,217	96,111
Interest expense	16,663	6,611
	1,252,313	1,036,237

Earnings from continuing operations before income taxes	25,029	40,296
Income taxes	5,609	8,425
Earnings from continuing operations	19,420	31,871

Earnings from discontinued operations before income taxes	457	8,120
Income taxes	135	3,181
Earnings from discontinued operations	322	4,939

Net earnings	$19,742	$36,810

Basic earnings per share*
Earnings from continuing operations	$0.17	$0.27
Earnings from discontinued operations	—	0.04
Net earnings	$0.17	$0.32

Diluted earnings per share*
Earnings from continuing operations	$0.16	$0.27
Earnings from discontinued operations	—	0.04
Net earnings	$0.17	$0.31

Cash dividends per share	$0.12	$0.12
Average basic shares outstanding	117,387,038	116,243,545
Average diluted shares outstanding	118,682,473	117,857,911

* EPS is calculated independently for each component and may not sum to net earnings EPS due to rounding

(CMC First Quarter Fiscal 2019 - Page 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	November 30, 2018	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$52,352	$622,473
Accounts receivable (less allowance for doubtful accounts of $7,301 and $4,489)	1,018,000	749,484
Inventories, net	828,559	589,005
Other current assets	130,013	116,243
Total current assets	2,028,924	2,077,205
Property, plant and equipment, net	1,492,228	1,075,038
Goodwill	64,252	64,310
Other noncurrent assets	123,246	111,751
Total assets	$3,708,650	$3,328,304
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$319,637	$261,258
Accrued expenses and other payables	287,467	260,939
Acquired unfavorable contract backlog	122,268	—
Current maturities of long-term debt	29,083	19,746
Total current liabilities	758,455	541,943
Deferred income taxes	27,182	37,834
Other long-term liabilities	126,162	116,325
Long-term debt	1,307,824	1,138,619
Total liabilities	2,219,623	1,834,721
Stockholders' equity	1,488,841	1,493,397
Stockholders' equity attributable to noncontrolling interests	186	186
Total stockholders' equity	1,489,027	1,493,583
Total liabilities and stockholders' equity	$3,708,650	$3,328,304

(CMC First Quarter Fiscal 2019 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2018	2017
Cash flows from (used by) operating activities:
Net earnings	$19,742	$36,810
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	35,182	32,193
Amortization of acquired unfavorable contract backlog	(11,332)	—
Stock-based compensation	4,217	4,780
Net gain on disposals of subsidiaries, assets and other	(1,271)	(228)
Deferred income taxes and other long-term taxes	(352)	9,312
Write-down of inventories	45	87
Provision for losses on receivables, net	—	1,901
Asset impairment	—	1,480
Changes in operating assets and liabilities	(36,333)	(30,537)
Beneficial interest in securitized accounts receivable	(367,521)	(175,957)
Net cash flows used by operating activities	(357,623)	(120,159)

Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(694,802)	(6,980)
Capital expenditures	(37,914)	(59,681)
Proceeds from settlement of life insurance policies	1,905	—
Insurance proceeds	2,000	—
Proceeds from the sale of property, plant and equipment and other	1,953	560
Proceeds from the sale of subsidiaries	1,893	2,260
Repayments under accounts receivable programs	—	(90,000)
Beneficial interest in securitized accounts receivable	367,521	175,957
Net cash flows from (used by) investing activities	(357,444)	22,116

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	180,000	—
Repayments of long-term debt	(7,175)	(2,979)
Proceeds from the accounts receivable programs	33,439	—
Repayments under accounts receivable programs	(45,586)	—
Dividends	(14,116)	(13,993)
Stock issued under incentive and purchase plans, net of forfeitures	(6,220)	(9,520)
Increase in documentary letters of credit, net	—	2,141
Net cash flows from (used by) financing activities	140,342	(24,351)
Effect of exchange rate changes on cash	(353)	(235)
Decrease in cash, restricted cash and cash equivalents	(575,078)	(122,629)
Cash, restricted cash and cash equivalents at beginning of period	632,615	285,881
Cash, restricted cash and cash equivalents at end of period	$57,537	$163,252

Supplemental information:	Three Months Ended November 30,
(in thousands)	2018	2017
Cash and cash equivalents	$52,352	$130,209
Restricted cash	5,185	33,043
Total cash, restricted cash and cash equivalents	$57,537	$163,252

(CMC First Quarter Fiscal 2019 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments, and equity compensation. Core EBITDA from continuing operations also excludes certain material acquisition and integration related costs and other legal fees, mill operational start-up costs, CMC Steel Oklahoma incentives, net debt restructuring and extinguishment gains and losses and severance expenses. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Core EBITDA from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2018	8/31/2018	5/31/2018	2/28/2018	11/30/2017
Earnings from continuing operations	$19,420	$51,260	$42,325	$9,781	$31,871
Interest expense	16,663	15,654	11,511	7,181	6,611
Income taxes	5,609	6,682	13,312	1,728	8,425
Depreciation and amortization	35,176	32,610	32,949	34,050	31,899
Asset impairments	—	840	935	12,136	461
Non-cash equity compensation	4,215	5,679	5,376	8,550	4,433
Acquisition and integration related costs and other	27,970	10,907	4,975	5,905	3,720
Amortization of acquired unfavorable contract backlog	(11,332)	—	—	—	—
Mill operational start-up costs*	—	—	1,473	6,565	5,433
CMC Steel Oklahoma incentives	—	—	(3,000)	—	—
Loss on debt extinguishment, net	—	—	—	—	—
Severance	—	—	—	—	—
Core EBITDA from continuing operations	$97,721	$123,632	$109,856	$85,896	$92,853
*Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation.

(CMC First Quarter Fiscal 2019 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain acquisition and integration related and costs and other legal expenses, mill operational start-up costs, CMC Steel Oklahoma incentives, asset impairments, debt restructuring and extinguishment gains and losses and severance expenses, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the TCJA as well as the tax benefit associated with an international reorganization. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2018	8/31/2018	5/31/2018	2/28/2018	11/30/2017
Earnings from continuing operations	$19,420	$51,260	$42,325	$9,781	$31,871
Impairment of structural steel assets	—	—	—	12,136	—
Acquisition and integration related costs and other	27,970	10,907	4,975	5,905	3,720
Mill operational start-up costs	—	—	6,456	8,651	2,909
CMC Steel Oklahoma incentives	—	—	(3,000)	—	—
Loss on debt extinguishment, net	—	—	—	—	—
Severance	—	—	—	—	—
Total adjustments (pre-tax)	$27,970	$10,907	$8,431	$26,692	$6,629

Tax impact
TCJA impact	$—	$—	$—	$10,600	$—
International reorganization	—	—	—	(9,200)	—
Related tax effects on adjustments	(5,874)	(2,290)	(1,771)	(6,855)	(2,320)
Total tax impact	(5,874)	(2,290)	(1,771)	(5,455)	(2,320)
Adjusted earnings from continuing operations	$41,516	$59,877	$48,985	$31,018	$36,180

Adjusted earnings from continuing operations per diluted share	$0.35	$0.51	$0.41	$0.26	$0.31

Media Contact:
Susan Gerber
214.689.4300